Exhibit 99.1
4747 Bethesda Avenue, Suite 1100, Bethesda, MD 20814
T: (240) 507-1300, F: (240) 396-5626
www.pebblebrookhotels.com

News Release

Pebblebrook Hotel Trust Extends $787 Million in Debt Maturities, Enhancing Financial Flexibility
Company Strengthens Balance Sheet with No Significant Debt Maturities Until December 2026

Bethesda, MD, November 4, 2024 – Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”or “Pebblebrook”) today announced the successful extension of $787 million in debt maturities, significantly bolstering its financial flexibility and liquidity position.

The Company has extended the maturity of $185.2 million of its recently reduced $200 million 2025 term loan to 2029. Additionally, Pebblebrook extended the maturity of $602 million of its $650 million senior unsecured revolving credit facility to 2029, inclusive of two optional six-month extensions. The revolving credit facility remains undrawn and fully available, providing the Company with substantial liquidity.

Importantly the pricing on both the term loan and the credit facility remains unchanged and is based on a competitive pricing grid of 140 to 250 basis points over the applicable adjusted term SOFR.

“By securing these strategic extensions and completing our recent $400 million five-year senior notes offering, we have executed approximately $1.2 billion in debt financings and extensions,” said Raymond D. Martz, Co-President and Chief Financial Officer of Pebblebrook Hotel Trust. “These significant transactions greatly enhance our financial flexibility, allowing us to focus on reducing debt, increasing liquidity, strengthening our balance sheet, and ultimately delivering greater shareholder value. We deeply appreciate the continued strong support and partnership of our bank group in facilitating this strategic refinancing.”

Balance Sheet Financial Highlights:

•No Significant Debt Maturities Until December 2026: These refinancing efforts provide Pebblebrook with enhanced flexibility to execute its strategic initiatives.
•Attractive Interest Rates and Debt Maturities: The weighted average interest rate on the Company’s approximately $2.3 billion of outstanding debt and convertible notes is 4.3%, with a weighted average maturity of approximately 3.2 years.
•Fixed-Rate and Unsecured Debt Profile: After factoring in swap agreements, approximately 91% of the Company’s total outstanding debt and convertible notes effectively bear interest at fixed rates, and approximately 91% is unsecured, reducing exposure to interest rate volatility and enhancing financial stability.

BofA Securities Inc. led the Company’s debt maturity extensions, serving as Joint Lead Arranger and Sole Bookrunner. U.S. Bank National Association serves as the Syndication Agent and Joint Lead Arranger. Capital One, National Association; PNC Capital Markets LLC; TD Bank, N.A.; Truist Securities, Inc.; and Wells Fargo Bank, National Association serve as Documentation Agents and Joint Lead Arrangers. Raymond James Bank and Regions Bank serve as Senior Managing Agents.

About Pebblebrook Hotel Trust

Pebblebrook Hotel Trust (NYSE: PEB) is a publicly traded real estate investment trust (“REIT”) and the largest owner of urban and resort lifestyle hotels in the United States. The Company owns 46 hotels, totaling approximately 12,000 guest rooms across 13 urban and resort markets. For more information, visit www.pebblebrookhotels.com and follow @PebblebrookPEB.

For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.pebblebrookhotels.com.

All information in this press release is as of November 4, 2024. The Company undertakes no duty to update the statements in this press release to conform the statements to actual results or changes in the Company’s expectations.

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Contact:

Raymond D. Martz, Co-President and Chief Financial Officer, Pebblebrook Hotel Trust - (240) 507-1330

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www.pebblebrookhotels.com